                                                                   Exhibit 10.31

                                   TERMS SHEET
                                   -----------

                              Dated: March 25, 2003
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Issuer:                     AirNet Communications Corporation, a Delaware
                            corporation (the "Company")

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Investors:                  TECORE, Inc. ("Tecore")
                            SCP Private Equity Partners II, LP ("SCP II")

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Proposed Investment:        $16,000,000  principal amount of Senior Secured
                            Convertible Notes (the "Notes"), with $12,000,000 principal amount to be purchased by TECORE and $4,000,000 by SCPII. (Note: these figures assume aggregate fundings of $1,600,000 by both Tecore and SCP prior to March 21, 2003, and with additional fundings by both SCP and Tecore of $800,000 prior to April 24, 2003 and $600,000 on or after that date.


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Purchase Price of Notes:    Par (i.e., $16,000,000)

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Payment of Purchase Price
of Notes:                   $4,000,000 at Closing by TECORE (including rollover
                            of $3.0 million from the Bridge)
                            $4,000,000 at Closing by SCPII (including rollover of $3.0 million from the Bridge)
                            $1,000,000 on or prior to 6/30/03 by TECORE
                            $1,000,000 on or prior to 9/30/03 by TECORE
                            $1,000,000 on or prior to 12/31/03 by TECORE
                            $1,000,000 on or prior to 3/31/04 by TECORE
                            $1,000,000 on or prior to 6/30/04 by TECORE
                            $1,000,000 on or prior to 9/30/04 by TECORE
                            $1,000,000 on or prior to 12/31/04 by TECORE
                            $1,000,000 on or prior to 3/30/05 by TECORE

                            The obligations of the Investors hereunder shall be evidenced by notes or other enforceable evidence thereof satisfactory to all parties.

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Terms of Notes:                      Interest:  Interest shall accrue on the
                            outstanding principal amount of each Note at the rate of 12% per annum. (Either Investor may cause the interest payable to both Investors to be payable in Common Stock (valued at market value) if necessary to comply with NASDAQ National Market requirements.)

                                     Term:  The principal and all accrued
                            interest shall be due and payable under each Note four years from the Closing Date ("Maturity Date").

                                              Collateral:  The Notes shall be
                            secured by a first perfected security interest in all of the assets of the Company, including, without limitation, all intellectual property of the Company.

                                              Conversion: All or any portion of
                            the unrepaid principal and accrued interest then outstanding under the Note of either Investor (the "Conversion Amount") may be converted at any time at the election of such Investor, into a number of shares of Common Stock at a conversion price per share equal to the Conversion Amount divided by the Applicable Conversion Price, as hereinafter defined. At the closing, the Applicable Conversion Price will be equal to the Purchase Price, as hereinafter defined. The Applicable Conversion Price will be subject to future adjustment upon certain dilutive issuances of equity (see "Antidilution Protection" below). The Purchase Price shall equal $0.10810 (the "Purchase Price").

                                              In addition, the Notes will
                            automatically convert into Common Stock upon: (i) the closing of a secondary public offering of Common Stock at a public offering price per share (prior to underwriter commissions and expenses) that is not less than three times the Applicable Conversion Price in an offering where the gross proceeds to the Company would be not less than $70,000,000 (a "Qualified Public Offering"); or (ii) the sale of the Company at a minimum price per share in cash or stock, of at least three times the Applicable Conversion Price (a "Qualified Sale"); provided, however, that in the event of a sale of the Company to a privately-held company or to a public company in which disposition of stock would be significantly restricted (by low trading volume or other restrictions), automatic conversion shall occur only in the event of a cash sale. Should either Investor fail to pay an installment of the purchase price under any Note in accordance with the schedule set forth above, the other Investor will have the right but not the obligation to assume the balance of the funding commitment of the defaulting Investor (i.e., the amount not yet advanced by that Investor to the Company under its Note, either prior to or after the Closing), and in the absence of a cure of such payment default within twenty calendar days of the said due date, the Conversion Amount under the Notes held by such Investor (i.e. the aggregate amount advanced by that Investor under its Note prior to default, both before and after the Closing) shall automatically convert into Common Stock, and the defaulting Investor shall lose all benefits under the Security Agreement, Collateral Assignment Agreement and other related agreements collateralizing the Notes

                                              Antidilution Protection: If the
                            Company at any time issues

                            Common Stock or equity securities convertible or exercisable into Common Stock at a price per share that is less than the Applicable Conversion Price in effect immediately preceding such issuance, the Applicable Conversion Price will be immediately reduced to that price per share at which such securities were issued. The Applicable Conversion Price shall be similarly reduced for successive issuances of equity securities at prices per share that are less than the Applicable Conversion Price in effect immediately preceding such issuances. Notwithstanding the foregoing, no adjustment shall be made to the Applicable Conversion Price with respect to: (i) the issuance of capital stock upon the conversion of any of the Company's convertible securities outstanding as of the Closing; or (ii) the issuance of employee options for up to 21,766,212 shares of Common Stock (and shares of Common Stock upon the exercise thereof). The Company's management bonus program and acquisition bonus program shall be cancelled.

                                              Covenants; The Company shall be
                            party to covenants, both affirmative and negative, customary with issuances of debt. Without limitation thereon, the Company shall not be permitted to incur additional indebtedness, grant or permit liens or encumbrances upon its assets, issue guarantees, pay dividends, increase salaries or add additional employees, merge or consolidate or sell all or substantially all of its assets, enter into any transaction which results in, or suffer, a change in control, or issue additional securities or options or warrants therefore without the prior written consent of both Investors; provided that the Company shall be permitted to incur purchase money indebtedness secured by purchase money liens on the assets purchased in an aggregate amount up to $50,000.

                                              Voting: The holders of the Notes
                            will have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Notes; provided that solely for purposes of determining such number of votes, the Applicable Conversion Price shall be deemed to be the closing bid price of the Company's Common Stock on the date that the definitive purchase agreement is signed.

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Capitalization:             Upon  conversion  of the Notes  obtained  by  virtue
                            of this investment, the resulting share ownership of Common Stock is shown in Appendix A.

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Board of Directors:         Following the Closing, the Board of Directors of the
                            Company will consist of a total of ten directors two of whom shall be designated by SCPII, four of whom shall be designated by Tecore, three independent directors, satisfactory to SCP II and Tecore, who shall be elected by the shareholders of the Company, and the Company's

                            CEO. A director elected by SCP II, and a director elected by Tecore, each shall be entitled to be a member of all significant committees of the Board of Directors, including without limitation the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating Committee. Upon Tecore's ownership (by virtue of its ownership of the Common Stock underlying its Note after conversion of its Note into Common Stock) of more than a majority of the outstanding shares of Common Stock, the Board of Directors of the Company will consist of a total of eleven directors, one of whom shall be designated by SCPII, six of whom shall be designated by Tecore, three of whom shall be independent directors, satisfactory to SCP II and Tecore, who shall be elected by the shareholders of the Company, and one of whom shall be the Company's CEO.

                            Prior to Closing the Board of Directors of the Company (directly or through a committee) shall have designated the slate of directors to stand for election at the next meeting of stockholders, and such slate shall be acceptable to both of the Investors.

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Registration Rights:        The Company shall file a shelf registration
                            statement with respect to any shares of Common Stock into which the Notes may convert. Such registration statement will be filed not later than 30 days following the Closing. The Company shall use its best efforts to cause the effectiveness of such registration statement as soon as practicable (and in no event later than 120 days after the Closing) and shall maintain the effectiveness of the registration statement for a period ending two years following the Closing.

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Purchase Agreement:         The definitive purchase agreement will be drafted by
                            counsel to the Investors and will contain representations, warranties, covenants (including information and inspection rights) and indemnification provisions customary in such transactions and satisfactory to both of the Investors.

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Covenants:                  The Board of Directors of the Company and the
                            Investors shall consider in good faith and commence due diligence with respect to the advisability of merging Tecore and the Company (with the Company as the surviving corporation).

                            The Board of Directors of the Company and the Investors shall consider alternative structures to the proposed financing which would enhance the preservation of the Company's net operating loss carryforward.

                            The Company shall defer the payment of bonuses until such time as

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                                      -4-
                            shall be approved by the Investors.

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Conditions to Closing:      In addition to  customary closing conditions, the
                            Company shall satisfy the following conditions:

                            1. The Company shall have obtained shareholder approval of the transaction, if required by the applicable rules of NASDAQ, and shall have otherwise complied with all applicable NASDAQ requirements.

                            2. The holders of the Company's Series B Preferred Stock shall have converted their Series B Preferred Stock into Common Stock.

                            3. The Company shall have made reasonably satisfactory progress in the development of the following products: (1) Adaptive Array; (2) Wildfire II; and (3) AirSite 5b.

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Expenses:                   The Company will, promptly after any request
                            therefore, reimburse the Investors for all reasonable legal fees and expenses related to the transaction incurred after December 1, 2002, and up to $25,000 per Investor for financial consulting fees related to the transaction, up to a maximum of $200,000 split between the Investors proportionately to the amount of investment in this transaction by each of the Investors. At the Investors' option, such expenses may be deducted from the amount to be paid to the Company at the Closing.

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Closing Date:               Closing of the purchase and sale of the Notes must
                            occur on or before April 24, 2003, unless extended by both of the Investors.

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                                      -5-

         The parties hereby confirm that the Terms Sheet correctly sets forth the terms and conditions of a proposed financing in the Company. The Terms Sheet is not legally binding and is subject to negotiation and execution and delivery of a definitive purchase agreement and related documents which are mutually satisfactory to the undersigned.

                                    AIRNET COMMUNICATIONS CORPORATION


                                    By: /s/ Glenn Ehley           (SEAL)
                                       ---------------------------
                                    Name: Glenn Ehley, President & CEO
                                          as President & CEO
                                          as directed by
                                          AirNet's Board.

                                    TECORE, INC.


                                    By: /s/ Jay Salkini           (SEAL)
                                        --------------------------
                                    Name: Jay Salkini, President & CEO


                                    SCP PRIVATE EQUITY PARTNERS II, L.P.


                                    By: SCP PRIVATE EQUITY II GENERAL PARTNER,
                                    L.P., its General Partner


                                    By: SCP PRIVATE EQUITY II, LLC


                                    By:   /s/ James W. Brown
                                        ----------------------------------------
                                        Name: James W. Brown, Manager

APPENDIX A

      Proposed Transaction - March 25th Proposal
      ------------------------------------------

      Assumptions
      -----------

      Ttl Current Shares o/s (m)                          33.71

        See below*. Outstanding options largely excluded from the cap table.

      Pre-Money Valuation (m)                         $  4.6762
        See below. Does not include $1.5m paid to Series B investors.

      Series B Cash Premium                           $    0.50
        Paid in cash to each holder except to SCP - paid in stock, all from the post-money value

      Series B Stock Premium                            100.0%

      Additional Shares Implied                            9.55


      Implied Share Price                             $ 0.10810

      Re-allocation to mgmt                              10.0%



      New Financing Cap Table Summary
      -------------------------------



      ------------------------------------------------------------------------------------------------
                                  New Money   Voting Stock as converted**        Partially Diluted*
                                                  Shares    % ownership         Shares    % ownership
      ------------------------------------------------------------------------------------------------

      SCP (New)                   $  4.00        37.002775      18.9%          37.002775      17.0%
      SCP Premium (for $500k)                     4.625347       2.4%           4.625347       2.1%
      Tecore                      $ 12.00       111.008326      56.8%         111.008326      51.0%
      Total                       $  16.0       152.636448      78.0%         152.636448      70.1%
      ------------------------------------------------------------------------------------------------
      Current Shareholders                       42.959457      22.0%          43.259457      19.9%
      New Management Shares                                                    21.766212      10.0%
      ------------------------------------------------------------------------------------------------
      Total Capitalization                      195.595905     100.0%         217.662116     100.0%
      ------------------------------------------------------------------------------------------------


Cap Table
---------


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          Stockholders           Current o/s     Pre Money     Post Money Shares o/s - As      Post Money Partially Diluted*
                                   Shares        Ownership            converted**                  (With Mgmt Options)
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

New Financing (as Converted)
----------------------------
 Tecore                                                         111,008,326          56.8%        111,008,326          51.0%
 SCP II                                                          41,628,122          21.3%         41,628,122          19.1%
                                                                -----------          -----        -----------         -----
 Total Series C                                                 152,636,448          78.0%        152,636,448          70.1%


 Series B Preferred Stock
 ------------------------
 SCP II                           3,184,713           9.4%        6,369,427           3.3%          6,369,427           2.9%
 Mellon Ventures                  3,184,713           9.4%        6,369,427           3.3%          6,369,427           2.9%
 Tandem PCS                       3,184,713           9.4%        6,369,427           3.3%          6,369,427           2.9%
                                  ---------          ----        ----------         -----          ----------         -----
 Total Series B                   9,554,140          28.3%       19,108,281           9.8%         19,108,281           8.8%

 Comon Stock
 -----------
 SCP II                                --
 SCP I                            3,437,687          10.2%        3,437,687           1.8%          3,437,687           1.6%
 CIP Capital                        169,799           0.5%          169,799           0.1%            169,799           0.1%
 Mellon Ventures                    478,315           1.4%          478,315           0.2%            478,315           0.2%
 Tandem PCS                       2,145,465           6.4%        2,145,465           1.1%          2,145,465           1.0%
 VFC Capital (Harris)             3,401,828          10.1%        3,401,828           1.7%          3,401,828           1.6%
 Others                          14,218,083          42.2%       14,218,083           7.3%         14,218,083           6.5%
 Options*                           300,000           0.9%                            0.0%            300,000           0.1%
 New Management Shares                                                                0.0%         21,766,212          10.0%
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Totals                           33,705,317           100%      195,595,906         100.0%        217,662,118         100.0%
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Total Mellon & Tandem             8,993,207          26.7%       15,362,634           7.9%         15,362,634           7.1%
Total SCP I & II                  6,622,400          19.6%       51,435,236          26.3%         51,435,236          23.6%
------------------------------------------------------------------------------------------------------------------------------------


* All options o/s have strike prices above $0.42. 300,000 options included as an approximate stock equivalent of those options.
   It is assumed that all warrants and options are otherwise above $1 and are NOT included in the Partially Diluted Cap Table.
   All New Management Options are included in the "Partially Diluted" Cap Table.

** Actual Voting Rights before conversion of the Notes into stock may differ